Exhibit 99.2

FOR IMMEDIATE RELEASE

For More Information, Contact:

Lisa A. Witek, 630-719-6174	Joseph Poulos, 312-240-2719
lwitek@ftdi.com	Joseph.poulos@edelman.com
FTD Group, Inc.
Kim Metcalfe, 312-240-2743
Kim.Metcalfe@edelman.com
Edelman

FLORISTS’ TRANSWORLD DELIVERY FILES LAWSUIT AGAINST PROVIDE COMMERCE, DBA PROFLOWERS, FOR “FALSE AND MISLEADING” ADVERTISING

•                  Flowers are not shipped “direct from the fields” to the customer as advertised by ProFlowers

•                  Statements by Provide Commerce in its own SEC Filings demonstrate that ProFlowers’  marketing claims to the public are deceptive

•                  FTD reaffirms guidance for the quarter and the year

Downers Grove, Ill., August 24, 2005 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products, today announced that its subsidiary, Florists’ Transworld Delivery Inc.,  has filed a complaint in Federal District Court in Chicago asserting false advertising claims against Provide Commerce, Inc. (NASDAQ: PRVD), doing business as ProFlowers.

The lawsuit states that ProFlowers’ claims that “flowers are picked the day before – or sometimes the day of - the order, and are then shipped direct to the customer with no middlemen involved,” are false and misleading. The lawsuit also asserts that ProFlowers misleads consumers by stating that its flowers are “shipped direct [or fresh, or straight] from the fields, bypassing middlemen, extended stays in refrigerators or warehouses before they reach your doorstep.”

Michael J. Soenen, President and Chief Executive Officer of FTD, said, “FTD has nearly 100 years of experience serving consumers’ most important floral needs. We welcome competition, but it should be fair competition that does not mislead consumers through deceptive claims.”

As the lawsuit explains in detail, ProFlowers does not, contrary to its advertised claims, ship its flowers “direct from the fields” or “cut flowers from a field on Day One and have them in consumers’ hands on Day Two or Three.”

Rather, in documents filed with the U.S. Securities and Exchange Commission, ProFlowers discloses that:

•                  it owns a refrigerated warehouse in Miami, where it often stores many of its flowers before they are sent to consumers;

•                  that it uses at least five other refrigerated warehouses around the country, owned by third-parties, where flowers are often stored before they are sent to consumers; and

•                  that it actually keeps flowers in inventory, especially at busy holiday times, meaning they are not cut to order as said in many of ProFlowers’ advertisements.

“After a thorough investigation of the facts, we decided that FTD must take action against ProFlowers’ practices, which we believe are deceptive and misleading, and defend the many high-quality florists, who for generations, have delivered beautiful flowers and a wonderful experience for their customers,” Soenen said.

FTD’s lawsuit asks the Court to make ProFlowers:

•                  stop making further false or misleading statements regarding the freshness of their or their agents’ products and services;

•                  make ProFlowers engage in an effective corrective advertisement campaign; and

•                  make ProFlowers compensate FTD for ProFlowers’ acts of unfair competition.

FTD reaffirms its first quarter and fiscal year 2006 outlook that was announced on August 9, 2005.  The complaint is an exhibit to FTD Group Inc.’s 8K regarding this matter.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the approximately $14 billion U.S. floral retail market. Our business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among our principal target market of U.S. consumers, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. We conduct our business through two operating segments. The Consumer Business segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Business segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Business segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders. FTD members are able to expand their revenues and reduce their operating costs by participating in the inter-city floral delivery market and utilizing FTD’s business services, technology, branded merchandise and improved operating practices.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company’s products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to member florists; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. We expressly disclaim any obligation to update forward-looking statements.